                                 EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of March 27, 1998 and effective as of the Effective Date (as defined in Section 9), is made between CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC., a Delaware corporation ("Company"), and FRANK DEVINE ("Executive").

                                      RECITALS:

            WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998, by and among Knowledge Beginnings, Inc. ("Parent"), KBI Acquisition Corp. ("Merger Sub") and Company (the "Merger Agreement"), Parent proposes to acquire not less than a majority of the outstanding shares of capital stock of Company;

            WHEREAS, Executive has been a key employee of Company and Parent, Merger Sub and Company deem Executive's continued services with Company during the term of this Agreement and Executive's covenants contained herein to be material and significant to Company's success and desire to ensure that the skills and experience of Executive will remain available to Company;

            WHEREAS, without Executive's agreement to continue employment with Company and to provide the covenants contained herein, Parent and Merger Sub would not have entered into the Merger Agreement or agreed to consummate the transactions contemplated thereby; and

            WHEREAS, the parties hereto desire to enter into this Agreement providing for the continued employment of Executive with Company and Executive's other covenants contained herein on the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1.  EMPLOYMENT.

            1.1 RESPONSIBILITIES. Effective as of the Effective Date without further action of Company or Executive, Company and Executive agree that Executive's employment with Company shall continue during the Employment Term on the terms and conditions set forth in this Agreement, which such terms and conditions shall supersede the terms and conditions of Executive's employment with Company in effect prior to the Effective Date. Executive shall serve in such executive capacity and agrees to hold such office(s) as Company's Board of Directors shall from time to time designate. Executive shall carry out such responsibilities and duties as are commensurate with such position and as otherwise required hereunder in an efficient trustworthy, effective and businesslike manner.

            1.2 EXCLUSIVE EMPLOYMENT. During the Employment Term, Executive shall devote Executive's full business time to Executive's responsibilities under this Agreement. Without limiting the generality of the foregoing, during the Employment Term Executive shall not, without the prior written approval of Company's Board of Directors, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Executive's ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of Company.

SECTION 2.  COMPENSATION AND OTHER BENEFITS.

            2.1 COMPENSATION/DEDUCTIONS. In consideration of Executive's employment, and except as otherwise provided herein, Executive shall receive from Company the compensation and benefits described in this Section 2 as full and complete satisfaction of all of Company's obligations to Executive arising from Executive's employment. The compensation and employee benefits payable to Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes Company to deduct and withhold from all compensation to be paid to Executive any and all sums required to be deducted or withheld by Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

            2.2 BASE COMPENSATION. So long as Executive remains employed with Company and fully and timely performs his responsibilities to Company, Company shall pay to Executive, and Executive shall be entitled to receive from Company, as a fixed base salary for the full time employment referred to in
Section 1 hereof and all other obligations of Executive hereunder, compensation ("Base Compensation") at the rate of One Hundred Ten Thousand Dollars ($110,000) per annum.

            2.3 BONUS. Executive shall be eligible to receive a bonus ("Bonus") of up to thirty percent (30%) of Executive's Base Compensation, in Company's sole and absolute discretion, for each fiscal year of Company during the Employment Term in accordance with Company bonus policy in effect from time to time.

            2.4 VACATION. Executive shall be entitled to paid vacation in each fiscal year of Company during the Employment Term in accordance with Company vacation policy. Said vacation time shall be planned consistent with Executive's duties and obligations hereunder.

            2.5 AUTO ALLOWANCE. Executive shall receive an automobile allowance of up to four hundred dollars ($400) per month during the Employment Term.

            2.6 EQUITY PARTICIPATION. At such time as Company adopts a new employee equity participation program, Executive shall be eligible to be granted rights under said program during the Employment Term in an amount, at a stated price, on a vesting schedule and on such other terms and conditions as shall be determined by Company's Board of Directors, or Compensation Committee, as applicable.

            2.7 OTHER BENEFITS. Executive shall be entitled to specific and applicable employee benefits as granted to Company's employees in general all in accordance with Company's policies and guidelines as in effect from time to time.

            2.8 BUSINESS EXPENSES. The Company shall pay for or reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executives's duties hereunder, upon submission to Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and appropriate receipts and supporting documentation.

SECTION 3.  EMPLOYMENT TERM AND TERMINATION.

            3.1 TERM. Executive's term of employment shall commence as of the Effective Date and shall terminate on the date that is two (2) years after the Effective Date, unless terminated earlier as provided in Section 3.2, 3.3, 3.4, 3.5 or 3.6 below (the "Employment Term"). Upon termination of employment, Executive shall not be entitled to receive any compensation or benefits other than as specifically provided in Section 3.2, 3.3, 3.4, 3.5 or 3.6 below.

            3.2 TERMINATION UPON DEATH. Executive's term of employment shall terminate upon the death of Executive; provided that Company shall pay to the estate of Executive any unpaid Base Compensation and Bonus (to the extent earned as of the date of termination).

            3.3 TERMINATION UPON DISABILITY. Executive's term of employment shall terminate upon the "disability" of Executive. As used herein, the term "disability" shall mean a physical or mental disability that renders Executive unable to perform Executive's normal duties for Company for a period of ninety
(90) or more days as determined in the good faith judgment of the Board of Directors of Company. Upon termination for disability, Company shall pay to Executive any unpaid Base Compensation and Bonus (to the extent earned as of the date of termination).

            3.4 TERMINATION FOR CAUSE. Company shall have the right to terminate Executive's term of employment for "Cause" by written notice to Executive. For purposes of this Agreement, a termination shall be for Cause if Executive shall (i) commit an act of fraud, embezzlement or misappropriation involving Company, (ii) be convicted of, or enter a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement, or (iv) willfully fail or habitually neglect to perform Executive's responsibilities and duties under this Agreement. Upon termination for Cause, Company shall pay to Executive any unpaid Base Compensation (to the extent earned as of the date of termination).

            3.5 TERMINATION WITHOUT CAUSE. In the event Company terminates Executive's employment prior to the expiration of the Employment Term for other than death, disability or Cause, which Company shall have the absolute right to do, Company shall continue to pay to Executive, as severance pay, Executive's Base Compensation in accordance with Section 2.2 for a period of one (1) year after the date of termination of employment or the balance of the Employment Term, whichever is less.

            3.6 RESIGNATION. Subject to the last sentence of this Section 3.6, Executive may terminate his employment with Company by resigning under either of the following provisions:

                    (a) Executive may terminate his employment with Company upon sixty (60) days' prior written notice given and effective during the first year of the Employment Term, in which event Company shall continue to pay to Executive, as severance pay, Executive's Base Compensation in accordance with
Section 2.2 for a period of four (4) months after the date that Executive submits his written resignation; or

                    (b) In the event Company advises Executive in writing during the Employment Term that Executive's primary place of employment is being relocated to outside of the San Francisco Bay Area (a "Relocation Notice") and Executive does not agree to relocate, Executive may terminate his employment with Company by written resignation given and effective within sixty (60) days after the date of the Relocation Notice. In such event, Company shall continue to pay to Executive, as severance pay, Executive's Base Compensation in accordance with Section 2.2 for a period of six (6) months after the date that Executive submits his written resignation or the balance of the Employment Term, whichever is less.

     Executive's right to receive severance payments under this Section 3.6 is subject to and conditioned upon Executive's performance of his responsibilities under this Agreement and Executive's continuing cooperation with Company in the transition of Executive's responsibilities to a successor to Executive.

SECTION 4.  COVENANTS OF EMPLOYEE.

            4.1     ACKNOWLEDGMENTS.  Executive acknowledges the following:

                    4.1.1 ACCESS TO CONFIDENTIAL INFORMATION. Executive's services previously rendered to Company and to be rendered hereunder have placed Executive and shall continue to place Executive in a position of confidence and trust which shall allow Executive access to Confidential Information. As used herein, "Confidential Information" shall mean information and compilations of information relating to the business of Company, Parent, Merger Sub and/or the affiliates of Company, Parent and/or Merger Sub (collectively, the "Affiliates") including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, projections, organization, employees, suppliers, customers, clients, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, prices and price lists, customer and supplier lists, operating and training materials, data bases and analyses, designs, formulaes, test data, and all strategies, documents and computer databases relating to any of the foregoing.

                    4.1.2 FAIR AND REASONABLE COVENANT. The type and period of restrictions imposed by the covenants in this Section 4 are fair and reasonable and such restrictions will not prevent Executive from earning a livelihood.

            4.2 COVENANT AS TO NONDISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. Executive agrees that at all times during and after the term of Executive's employment hereunder, Executive will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the conduct of Company's operations, disclose to any individual or business enterprise of any nature, or use for Executive's own personal use or financial gain, whether individually or on behalf of another person, firm, corporation or entity, any Confidential Information. Without limiting the generality of the foregoing, Executive agrees that Company's agreements with other persons may include agreements that impose obligations or restrictions regarding inventions that occur in connection with work relating to such an agreement, or regarding the confidential nature of work pursuant to such an agreement. Executive agrees to be bound by all such obligations and restrictions, and to do whatever is reasonably necessary to satisfy the obligations of Company.

            4.3 ASSIGNMENT OF INVENTIONS. To the maximum extent permitted by law, Executive shall assign and transfer to Company and does hereby assign and transfer to Company Executive's entire right, title and interest in and to all inventions including, but not limited to, designs, discoveries, inventions, improvements, formulas, ideas, devices, techniques, processes, writings, trade secrets, trademarks, trademark applications, patents, copyrights and all other intellectual property rights including but not limited to notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws, which Executive solely or jointly with others conceives, makes, acquires or suggests at any time during Executive's past, present or future employment with Company and which relate in any manner to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of Company, or result from or are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of Company ("Inventions"). All Inventions are and shall be the sole property of Company.

            4.4 DISCLOSURE OF INVENTIONS, PATENTS, COPYRIGHTS AND MASK WORK RIGHTS. Executive agrees:

                    4.4.1 To keep and maintain adequate and current written records of all Inventions made by Executive (in the form of notes, sketches, drawings and other forms specified by Company) while employed by Company. These records shall be available to Company and shall be and remain the sole property of Company at all times. Executive will disclose such Inventions promptly in writing to the Chief Executive Officer of Company.

                    4.4.2 Upon request, to promptly execute a written assignment of title to Company for any Invention required to be assigned by
Section 4.3 ("assignable invention") and Executive will preserve any such assignable invention as Confidential Information.

                    4.4.3 Upon request, to assist Company or its nominee during and at any time subsequent to Executive's employment in every reasonable way to obtain for Company's or its nominee's benefit, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Executive shall execute such papers and perform such lawful acts as Company deems necessary to exercise all rights, title and interest in such Statutory Rights.

                    4.4.4 To execute and deliver to Company or its nominee upon request all documents, including applications for and assignments of Statutory Rights to be issued therefor, as Company determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of Company or its nominee in Statutory Rights and to vest title thereto in Company or its nominee.

            4.5 RETURN OF RECORDS, EQUIPMENT AND CONFIDENTIAL INFORMATION. Upon the earlier of termination of Executive's employment hereunder or request by Company, Executive shall promptly return to Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to Company which includes Confidential Information, including any and all copies of such documentation then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of Company, representatives, agents, or independent contractors, and
(ii) all equipment or tangible personal property entrusted to Executive by Company. Executive will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by Executive or otherwise. Without limiting the generality of the foregoing, Executive shall permanently delete all Confidential Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to Executive, other than from any of the foregoing owned, used or controlled by Company.

Executive acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of Company.

            4.6 ADDITIONAL COVENANTS PROTECTING THE INTERESTS OF COMPANY. Executive agrees as follows:

                    4.6.1 That at all times during Executive's employment hereunder, Executive shall comply with Company's employee manual and other policies and procedures reasonably established by Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

                    4.6.2 That during Executive's employment hereunder, Executive shall not directly or indirectly, individually or together or through any affiliate or other person, firm, corporation, or entity engage in any other business activity which would interfere with the performance of Executive's duties hereunder including, but not limited to, engaging in any business competitive with that conducted by Company.

                    4.6.3 That for the period commencing on the Effective Date and ending two (2) years after the date of termination of Executive's employment with the Company and irrespective of the duration of the Employment Term, Executive shall not directly or indirectly, individually, or together with, or through any other person, firm, corporation, or entity: (i) in any manner discourage any person or entity which is or has been a customer or supplier of Company from continuing its business relationship with Company, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of Company, to leave their employ or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person, firm, corporation, or entity to do any of the above.

                    4.6.4 That for the period commencing on the Effective Date and ending two (2) years after the date of termination of Executive's employment with the Company and irrespective of the duration of the Employment Term, Executive will not directly or indirectly on Executive's own behalf or on behalf of any other person, firm or entity (a) engage in; (b) own or control any interest in (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company); (c) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (d) lend credit or money for the purpose of the establishing or operating; or (e) allow Executive's name or reputation to be used by any firm, corporation, partnership, trust or other business enterprise directly or indirectly engaged in, any business (including any non-profit business) that involves any form of early childhood or elementary education or that otherwise competes with Company anywhere in the world. Executive has carefully considered the nature and extent of the restrictions upon competition set forth herein and agrees that the same are reasonable with respect to duration and territory.

            4.7 POST-EMPLOYMENT COOPERATION. Executive agrees that following Executive's termination of employment under this Agreement, Executive shall, upon Company's reasonable request, in good faith and with Executive's best efforts, subject to Executive's reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by Company or any of its predecessors, affiliates, successors, or assigns, including, but not limited to, Executive's participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive's business and personal obligations at the time. Company shall pay Executive's reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation.

            4.8 REMEDIES. In view of the position of confidence which Executive has and will enjoy with Company and the relationship with the clients, customers, members, and employees of Company and its affiliates pursuant to Executive's employment with Company, and recognizing both the access to confidential financial and other information which Executive has had and will have pursuant to Executive's employment and the fact that Parent and Merger Sub would not have entered into the Merger Agreement or purchased the capital stock of Company without Executive's covenants in this Agreement, Executive expressly acknowledges that the restrictive covenants set forth in this Section 4 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Company and its affiliates. Executive further acknowledges that (i) it would be difficult to calculate damages to Company and its affiliates from any breach of Executive's obligations under this Section 4, (ii) that injury to Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this Section 4 would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

            4.9 THIRD PARTY BENEFICIARIES. The parties hereto acknowledge that any breach of any of the provisions of this Agreement would be damaging to the Affiliates as well as Company and the Affiliates shall therefore have the right, as third party beneficiaries, to pursue any and all remedies for any breach of the provisions of this Agreement by Executive, including but not limited to the remedies provided for in Section 4.8 hereof, as though the Affiliates are a party to this Agreement.

SECTION 5.  REPRESENTATIONS BY EMPLOYEE.

            Executive represents and warrants that Executive is free to enter into and perform each of the terms and conditions of this Agreement; that Executive is not a party to any confidentiality, non-compete or other agreement that restricts the services that may be rendered by Executive for Company; and that Executive's execution and/or performance of all Executive's obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. Executive acknowledges that but for this representation and warranty, Company would not agree to enter into this Agreement.

SECTION 6.  ASSIGNABILITY.

            This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. Company may assign its rights or delegate its duties under this Agreement at any time and from time to time and upon any such assignment all references herein to Company shall include any assignee of Company. The parties acknowledge that this Agreement is personal to Executive and that the availability of Executive to perform services and the covenants provided by Executive hereunder have been a material consideration for Company to enter into this Agreement. Accordingly, Executive may not assign any of Executive's rights or delegate any of Executive's duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of Company, which may be given or withheld by Company in its sole and absolute discretion.

SECTION 7.  NOTICES.

            All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 7):

            If to Executive:       Frank Devine
                                   8425 Petaluma Valley Ford Highway
                                   Petaluma, California  94952

            If to Company:         Children's Discovery Centers of America, Inc.
                                   851 Irwin Street, Suite 200
                                   San Rafael, California 94901
                                   Attention: Chief Executive Officer

            With a copy to:        Stanley E. Maron, Esq.
                                   Maron & Sandler
                                   844 Moraga Drive
                                   Los Angeles, CA 90049

SECTION 8.  MISCELLANEOUS.

            8.1 ENTIRE AGREEMENT. This Agreement and the exhibits hereto embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein. This Agreement supersedes any previous employment agreement between Company and Executive.

            8.2 AMENDMENT. This Agreement may not be amended except by an instrument in writing duly executed by the Company, Executive and Parent.

            8.3 APPLICABLE LAW; ARBITRATION. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California. Any dispute, controversy or claim arising out of this Agreement or the performance, breach or termination thereof shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be San Francisco, California. The arbitration shall be conducted by a neutral arbitrator selected by mutual agreement of the parties within ten (10) days after notice by either party to the other requesting such arbitration. If the parties fail to agree within ten (10) days on the selection of the arbitrator, an arbitrator shall be promptly appointed by the American Arbitration Association from its Large, Complex Case Panel. Judgment upon the award rendered may be entered in any court having jurisdiction. The prevailing party shall be entitled to be awarded all costs of arbitration including, but not limited to, attorneys' fees. All information resulting from or otherwise pertaining to any dispute shall be nonpublic and handled by Company, Executive and their respective agents in such a way as to prevent the public disclosure of such information.

            8.5 PROVISIONS SEVERABLE. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be deemed to be reformed and enforced to the maximum extent permitted by law.

            8.6 NON-WAIVER OF RIGHTS AND BREACHES. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.

            8.7 INTERPRETATION OF AGREEMENT. Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

            8.8 GENDER AND NUMBER. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word "person" shall include any natural person, partnership, corporation, limited liability company, association, trust, estate or other legal entity.

            8.9 HEADINGS. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

            8.10 COUNTERPARTS. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

SECTION 9.  EFFECTIVE DATE.

            Anything contained in this Agreement to the contrary notwithstanding, the effectiveness of this Agreement is contingent upon the consummation of the Offer (as defined in the Merger Agreement) in accordance with the Merger Agreement. As used herein, the "Effective Date" shall mean a date designated by Parent which such date shall be on or after the date of consummation of the Offer and on or before the date of the Closing of the Merger (as defined in the Merger Agreement) in accordance with the Merger Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



                                        "Executive"


                                        /s/ Frank Devine
                                        ------------------------------
                                        FRANK DEVINE

                                        "Company"

                                        CHILDREN'S DISCOVERY CENTERS OF
                                        AMERICA, INC.,
                                        a Delaware corporation


                                        By:  /s/ Elanna S. Yalow
                                             -------------------------